Exhibit 10.7

[ATKINS LETTERHEAD]

December 22, 2010

Scott Parker

Dear Scott,

It is a pleasure to offer you the position of Chief Marketing Officer for Atkins Nutritionals, Inc. (the “Company”) with a start date to be determined upon acceptance of this offer. You will report directly to Monty Sharma, CEO and President. We trust that your knowledge, skills and experience will be among our most valuable assets.

Our offer includes the following:

1.	Your starting salary will be $345,000 per year, less applicable withholding and other taxes payable in accordance with the Company’s standard payroll practices and procedures.

2.	Your annual bonus target opportunity will be 50% of your annualized base salary with Company and individual performance targets subject to the terms of the applicable Company bonus plans for the year at issue. Your bonus opportunity will be prorated for 2011 based upon your starting employment date with the Company.

3.	You will receive a signing bonus of $200,000, less applicable withholding and other taxes, payable in full on your first scheduled paycheck, provided you accept our offer of employment by December 25, 2010.

4.	You will also receive additional incremental bonuses (separate from annual bonus opportunity as in 2 above), according to the following schedule (less applicable withholding and other taxes) so long as you are employed with the Company on the payment dates and in good standing with your employment and your employment has not been terminated by the Company for cause.

●	2011: $112,000, to be paid on April 1, 2011
●	2011: $250,000, to be paid on December 31, 2011
●	2012: $500,000, to be paid on April 11, 2012
●	2013: $500,000, to be paid on April 11, 2013

5.	In the event your employment is involuntarily terminated without cause, you will be eligible for the Atkins Severance Policy for senior executives, which will entitle you to twelve (12) months of current base salary, payable in accordance with the terms of such Policy, subject to your timely executing (and not revoking) a severance policy agreement, a copy of which is enclosed. Additionally, if your employment is involuntarily terminated without cause, the Company will pay to you any additional incremental bonus payments (as defined above) that have not been paid to you by the Company as of your termination date in a lump sum not later than 30 days following the date of your involuntary termination without cause.

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6.	In the event that you terminate your employment voluntarily before December 31, 2011 and the Company made the signing bonus payment of $200,000 as well as the additional incremental bonus of $112,000 payable by March 31, 2011, you must repay $312,000 to the Company within 30 days of such voluntary termination by you.

7.	You will be eligible to participate in the Roark/Atkins Nutritionals, Inc. 2010 Stock Incentive Plan. Your level of participation will be detailed in a separate document.

8.	The Company will reimburse the travel expenses related to your agreed-upon commute schedule, to include airfare, an apartment or hotel, and a rented or leased car, provided all expenses are approved by the Company and adhere to the Atkins Travel Policy. This is designed to allow you to be present in our Denver office three weeks per month. Expenses reimbursed pursuant to this § 8 must comply with the requirements of § 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the following technical requirements: (i) expenses must be paid not later than the end of the calendar year next following the calendar year in which the expenses were incurred, (ii) the amount of expenses eligible for reimbursement during any taxable year will not affect the expenses eligible for reimbursement in any other taxable, (iii) your right to reimbursement of expenses is not subject to liquidation, or exchange for another benefit, and (iv) the Company’s obligation to reimburse expenses hereunder shall end upon your termination of employment.

9.	Our Paid Time Off Program (“PTO”) combines all accrued time off benefits into a single bank. It includes an employee’s accrued vacation, personal, and sick days. During the first year of employment you will accrue paid time off at a rate of 2.25 days for every month of service. This equals twenty-seven (27) days for a full year. Additional days will be accrued in accordance with the Company’s Paid Time Off policy. A maximum of 5 PTO days may be carried over into a new calendar year.

10.	Company health benefits are available and include medical, dental, and vision plans as stipulated in the Atkins Nutritionals, Inc. Benefits Summary Sheet. Benefits begin on your first day of the month following your start date of employment.

11.	You will be eligible to participate in our 401(k) plan effective immediately. Although the Company may revise its policies at any time, currently the Company will match 50% of your 401(k) contribution up to 6% of your base salary.

As is customary, our offer of employment is subject to the satisfactory completion of all pre-employment processing, including reference checking and establishment of your identity and employment eligibility in the United States.

This letter constitutes your entire offer and supersedes any previous verbal or written commitments. If you accept our offer, you will be required to adhere to the policies set forth in the Company’s employee handbook.

This offer is not intended to create a contract of employment for any specific period of time. The employment relationship is “at will,” which means that if an employment relationship is established, the Company or employee may terminate the employment relationship at any time and for any reason, with or without notice or prior discipline.

You may indicate acceptance of this position by signing below and returning a signed copy of this letter to the Human Resources Department. We are pleased to make you the newest member of the Atkins Nutritionals, Inc. team. We are confident that you will make important contributions to the future success of the Company.

Sincerely,

/s/ John A. Fischbach
John A. Fischbach,
Vice Present, Human Resources

I acknowledge receipt of this letter and I accept the position offered.

Signature	/s/ Scott Parker	Date	December 23, 2010